Exhibit 99.1

Ampio Pharmaceuticals Reports Positive Results for both Primary and
Secondary Endpoints of Pivotal Phase 3 Trial of Ampion™ in Severe
Osteoarthritis-of-the Knee (OAK)

•	Primary endpoint of OMERACT-OARSI responder rate at 12 weeks achieved statistical significance (p < 0.001)
•	Ampion™ is the first therapy indicated for signs and symptoms for severe osteoarthritis of the knee and will address a significant treatment gap
•	Conference call, December 14, at 6:30 a.m. MT (8:30 ET)

ENGLEWOOD, Colo., December 14, 2017 — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today reported that the Phase 3 clinical trial of Ampion™ met its primary endpoint with 71% of Ampion™ treated patients meeting the OMERACT-OARSI responder criteria, which exceeds the physician reported threshold of 30% for a meaningful treatment in severe osteoarthritis of the knee (p < 0.001). Responders experienced, on average a 53% decrease in pain as measured by WOMAC A and a 50% improvement in function as measured by WOMAC C and a 45% improvement in quality of life as measured by Patient Global Assessment (PGA). In the secondary endpoints, Ampion™ treated patients achieved statistical significance in a composite endpoint of pain and function from baseline in both categories at 12 weeks (p < 0.001), which was supported by an increase in quality of life as measured by patient global assessment (PGA) (p < 0.001). When treated with Ampion™ (n=144), patients experienced significant improvement in a composite endpoint of pain and function compared to all KL 4 saline-treated patients (n=206) in Ampion™ phase 3 clinical trials (p < 0.001).

If approved, Ampion™ would be the first intra-articular injection to treat the signs and symptoms of patients with severe osteoarthritis of the knee (Kellgren-Lawrence x-ray grade 4). In order to support a label for signs and symptoms, Ampion™ was asked to demonstrate clinical efficacy in a composite response of pain, function and be supported by quality of life.

Ampion™ was well tolerated with treatment-emergent adverse events (TEAEs) comparable to those of placebo in all single-injection studies of Ampion™. There were no drug-related serious TEAEs associated with the Ampion™ arm. The safety and tolerability profile of Ampion™ is consistent with previous studies. To date, Ampion™ has been given to over 900 patients with no reported drug-related serious TEAEs.

Ampio plans to present a more detailed analysis of the Phase 3 and pooled data at an upcoming scientific meeting as well as submission for publication.

“We are very pleased with the positive Phase 3 data as we believe that Ampion™ will address an unmet medical need, providing severely diseased patients a non-opioid option that not only reduces pain, but also improves function and quality of life in a meaningful way” said Michael Macaluso, Chairman and CEO, Ampio Pharmaceuticals. “We are hopeful that Ampion™ will serve as a safe and effective treatment for an incurable, progressive disease that afflicts 21 million people in the U.S. and over 200 million people worldwide who suffer from osteoarthritis. We look forward to working closely with the U.S. Food and Drug Administration (FDA) as we prepare to submit our Biologics License Application (BLA) for Ampion™.”

In this multi-center, randomized study of 144 KL4 patients with severe OAK of the knee, patients received either a single 4mL intra-articular injection of Ampion™ or placebo at a ratio of 6:1. The primary endpoint of responder analysis using OMERACT-OARSI was evaluated at 12-weeks following a single injection.

The OMERACT-OARSI response composite looks to assess three core symptoms of OAK (pain, function, and patient’s global assessment) as a single variable. For each domain, a response requires both a relative and an absolute change. OMERACT-OARSI response is defined as having a high improvement in pain or function and/or a clinically meaningful improvement in two of three core measurements of OA: pain, function or quality of life. Specifically, to be considered a responder, a patient must demonstrate improvement in WOMAC A (pain) or WOMAC C (function) of ≥50% and absolute change of ≥1.0 point on a 5 point Likert (0-4) scale, or ≥20% improvement in at least 2 of the following 3 categories: WOMAC A, WOMAC C, or Patient Global Assessment, with a 0.5 point change on a 5 point (0-4) pain scale.

Conference Call

At 8:30 a.m. ET Ampio’s management will host a conference call to discuss the Phase 3 clinical results. The dial-in number for the conference call is (877) 260-1479 for U.S./Canada participants and (334) 323-0522 for local participants, with Participant Passcode # 6638480. A live webcast of the conference call can also be accessed through the “Investors” tab on the Ampio Pharmaceuticals website at www.ampiopharma.com. A webcast replay will be available online after the call.

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. The incidence of developing osteoarthritis of the knee over a lifetime is approximately 45%. As this disease is associated with age, obesity, and diabetes, this number will continue to grow. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. Osteoarthritis is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s clinical trials of our Ampion™ product. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Tom Chilcott

Chief Financial Officer
Phone: (720) 437-6500
tchilcott@ampiopharma.com

Media Contact

Chiara Russo

Director, Investor Relations
Lavoie Health Science
Phone: (617) 374-8800 ext. 112
crusso@lavoiehealthscience.com